Exhibit 17(e)



                                                          [LOGO] Merrill Lynch
                                                          Investment Managers



                                                          Annual Report
                                                          December 31, 2001


                                                          Merrill Lynch
Merrill Lynch Investment Managers                         Emerging Markets
---------------------------------                         Debt Fund, Inc.
[GRAPHIC OMITTED]


The Fund has the ability to leverage to seek to provide shareholders with a potentially higher rate of return. However, leveraging may exaggerate changes in the net asset value of the Fund's shares and in the yield on the Fund's portfolio.

Investing in emerging market securities involves a number of risk factors and special considerations, including restrictions on foreign investments and on repatriation of capital invested in emerging markets, currency fluctuations, and potential price volatility and less liquidity of securities traded in emerging markets. In addition, there may be less publicly available information about the issuers of securities, and such issuers may not be subject to accounting, auditing and financial reporting standards and requirements comparable to those to which US companies are subject.
Therefore, the Fund is designed as a long-term investment for investors capable of assuming the risks of investing in emerging markets. The Fund should be considered as a vehicle for diversification and not as a complete investment program. Please refer to the prospectus for details.

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance.
Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.
Statements and other information herein are as dated and are subject to change.



Merrill Lynch Emerging Markets Debt Fund, Inc.
Box 9011
Princeton, NJ
08543-9011


______________________________________________________
Printed on post-consumer recycled paper   #16801-12/01    www.mlim.ml.com

MERRILL LYNCH EMERGING MARKETS DEBT FUND, INC.


The Benefits and
Risks of
Leveraging


The Fund is authorized to borrow money from banks in an amount up to 33 1/3% of the Fund's total assets (including the amount borrowed), less all liabilities and indebtedness other than the bank borrowing. The Fund is also authorized to borrow an additional 5% of its total assets without regard to this limitation for temporary purposes.

Borrowings by the Fund create an opportunity for greater total return but, at the same time, increase exposure to capital risk. For example, leveraging may exaggerate changes in the net asset value of Fund shares and in the yield on the Fund's portfolio. Although the principal of such borrowings will be fixed, the Fund's assets may change in value during the time the borrowings are outstanding. Borrowing will create interest expenses for the Fund that can exceed the income from the assets retained. To the extent the income derived from securities purchased with borrowed funds exceeds the interest the Fund will have to pay, the Fund's net income will be greater than if borrowing were not used. Conversely, if the income from the assets retained with borrowed funds is not sufficient to cover the cost of borrowing, the net income of the Fund will be less than if borrowing were not used, and therefore the amount available for distribution to shareholders as dividends will be reduced.



Important Tax
Information
(unaudited)


Of the net investment income distributions paid monthly by Merrill Lynch Emerging Markets Debt Fund, Inc. during the taxable year ended December 31, 2001, 99.29% represents income received by the Fund from foreign sources. There were no foreign taxes associated with this income.

Please retain this information for your records.

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001


DEAR SHAREHOLDER


Fiscal Year in Review
For the fiscal year ended December 31, 2001, the Fund's Class A, Class B, Class C and Class D Shares had total returns of +14.92%, +13.87%, +13.81% and +14.65%, respectively. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 4 - 6 of this report to shareholders.) The Fund significantly outperformed its benchmark, the J.P. Morgan Emerging Markets Bond Index Plus, which had a total return of -13.70% for the same 12-month period. The Fund's outperformance relative to its benchmark is explained by our overweights in Russia, Turkey and the Ukraine as well as our underweight in Argentina. At December 31, 2001, the Fund's largest country allocations were in Mexico, Russia and Brazil, each of them exceeding 20% of the Fund's assets.

Emerging markets dollar bond returns in 2001 benefited from the easing in US interest rates, but prices experienced considerable weakness and volatility as the markets priced in the US recession, and Argentina fought to avert a default on its external debt. Prices suffered an additional bout of volatility, weakening after the terrorist attacks on the United States and bouncing strongly thereafter, partly on the realization that the Argentina default was likely to have a limited contagion on other emerging markets.


Market Review
Bowing to the inevitable, Argentina defaulted on its external debt by year end and slid into a financial and political chaos that led to President De La Rua's resignation and a succession of caretaker governments. A deposit freeze and devaluation of the peso left the banking sector insolvent and paralyzed economic activity. Prices of Argentina government bonds have declined sharply and are vulnerable to further weakness as the new debt burden parameters that may emerge from this crisis are likely to be more restrictive than anticipated. The Fund's Argentine position is comprised of Argentina Par bonds, whose principal and two coupon payments are collateralized by US Treasury securities (in effect, the US collateral represents more than 50% of the current market value of this bond), and by Perez Companc bonds, whose oil exports and foreign business provide the company with offshore revenue from which to service its debt without having to access the Argentina Central Bank's reserves.

Elsewhere in Latin America, fears of a potential default in neighboring Argentina triggered a sharp sell-off in the Brazil real during the year, compromising inflation targets and debt burden indicators. Although fears of contagion greatly diminished in the fourth quarter of 2001, leading to a rally in currency and bonds, Brazil remains somewhat vulnerable in the medium term. The government's weak popular support and a fragmented government coalition has raised uncertainty regarding the 2002 presidential elections. Substantial borrowing requirements in the face of declining foreign direct investment augur for added volatility in the largest Latin American economy. Mexico, where the Fund has an overweighted position, remains Latin America's most attractive credit story. While the Mexican economy is slowing to a crawl as a result of the US recession, key drivers of credit assessment remain in a long-term improvement path. The Mexican congress approved a conservative 2002 fiscal budget, local interest rates and domestic inflation declined sharply, and a full investment-grade status may be in the cards during the next few months, after the rating agencies weigh the new tax legislation and safeguards that guarantee the continuity of fiscal conservatism. We are also overweighted in Ecuador, whose dollarized economy snapped back from the deep recession that accompanied bank failures, runaway currency and default in its external debt in 2000. While politics continue to be volatile, the rapid expansion in Ecuador's oil sector and the construction of two trans-Andean pipelines should solidify economic recovery and reduce the speculative character of this credit. Venezuela's debt prices underperformed as the confrontational policies of the Chavez administration resulted in increased internal opposition and declining foreign reserves.

Outside Latin America, Turkey continued to enact the strict International Money Fund (IMF) program adopted earlier in 2001, and it slowly regained the financial markets' confidence. The anti- terrorist war in response to the September 11, 2001 attacks on the United States highlighted Turkey's geopolitical importance and its value as a trusted coalition partner, which will no doubt facilitate the new financing Turkey requires to soften the impact of the restrictive policies now in place. We should also highlight Russia's far-reaching economic reform, the steady rise in its sovereign credit rating and its closer partnership with the US as elements that will continue to drive up the prices of its debt. Russia's foreign exchange reserves almost doubled in 2001, comfortably allowing the service of its foreign debt obligations in the next few years.

Going forward, the returns in emerging market dollar bonds, excluding Argentina, are likely to be quite attractive as the US economic recovery predicted for 2002 should boost labor intensive and commodity exporting countries. Technical factors suggesting reduced emerging markets' bond issuance and growing demand for fixed- income securities from crossover and local emerging markets investors and pension funds should provide strong support for bond prices. In the shorter term, returns may be subject to a higher degree of volatility, as the latter stages of the Argentine crisis may reach an unforeseen intensity, temporarily shaking the growing confidence in emerging markets. However, we expect that price weakness to be temporary. Price action after the Argentine default is already supporting the contention that some countries may play a safe-haven role, namely Mexico, Russia and, to some extent, Brazil. It is also possible that the IMF may deploy some of the financing facilities in Argentina, that were instituted in the wake of the 1998 Russian crisis, designed to limit financial contagion risk. These facilities were made available to Brazil recently and may be extended to key credits such as Mexico and other countries in good IMF standing.


In Conclusion
We appreciate your investment in Merrill Lynch Emerging Markets Debt Fund, Inc., and we look forward to assisting you with your financial needs in the months and years ahead.



Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



(Aldo Roldan)
Aldo Roldan
Vice President and
Portfolio Manager



February 11, 2002


The Fund's transfer agency fee schedule has been amended. Under the revised schedule, the fees payable to Financial Data Services, Inc., the transfer agent for the Fund, now range from $16 to $23 per shareholder account (depending upon the level of service required) or 0.10%of account assets for certain accounts that participate in certain fee-based programs.


                      2 & 3

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001


PERFORMANCE DATA


About Fund Performance


Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

o Class A Shares incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors, as detailed in the Fund's prospectus. If you were a Class A shareholder prior to October 21, 1994, your Class A Shares were redesignated to Class D Shares on October 21, 1994. However, in the case of certain eligible investors, the shares were simultaneously exchanged for Class A Shares.

o Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.50% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately ten years. (There is no initial sales charge for automatic share conversions.)

o Class C Shares are subject to a distribution fee of 0.55% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

o Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.


Total Return
Based on a
$10,000
Investment


A line graph illustrating the growth of a $10,000 investment in ML Emerging Markets Debt Fund, Inc+ Class A and Class C Shares* compared to a similar investment in JP Morgan Emerging Markets Bond Index Plus++. Values illustrated are as follow:


ML Emerging Markets Debt Fund, Inc+
Class A Shares*

Date                        Value

10/21/1994                $ 9,600.00
December 1994             $ 9,173.00
December 1995             $11,674.00
December 1996             $15,601.00
December 1997             $15,872.00
December 1998             $10,130.00
December 1999             $12,472.00
December 2000             $13,374.00
December 2001             $15,369.00


ML Emerging Markets Debt Fund, Inc+
Class C Shares*

Date                        Value

10/21/1994                $10,000.00
December 1994             $ 9,494.00
December 1995             $11,980.00
December 1996             $15,893.00
December 1997             $16,061.00
December 1998             $10,176.00
December 1999             $12,409.00
December 2000             $13,218.00
December 2001             $15,043.00


JP Morgan Emerging Markets Bond Index Plus++

Date                        Value

10/21/1994                $10,000.00
December 1994             $ 9,091.00
December 1995             $11,524.00
December 1996             $16,055.00
December 1997             $18,145.00
December 1998             $15,541.00
December 1999             $19,578.00
December 2000             $22,644.00
December 2001             $22,465.00



A line graph illustrating the growth of a $10,000 investment in ML Emerging Markets Debt Fund, Inc+ Class B and Class D Shares* compared to a similar investment in JP Morgan Emerging Markets Bond Index Plus++. Values illustrated are as follow:


ML Emerging Markets Debt Fund, Inc+
Class B Shares*

Date                        Value

8/27/1993                 $10,000.00
December 1993             $11,130.00
December 1994             $ 9,452.00
December 1995             $11,919.00
December 1996             $15,822.00
December 1997             $15,999.00
December 1998             $10,143.00
December 1999             $12,395.00
December 2000             $13,188.00
December 2001             $15,017.00


ML Emerging Markets Debt Fund, Inc+
Class D Shares*

Date                        Value

8/27/1993                 $ 9,600.00
December 1993             $10,703.00
December 1994             $ 9,135.00
December 1995             $11,579.00
December 1996             $15,451.00
December 1997             $15,706.00
December 1998             $ 9,994.00
December 1999             $12,280.00
December 2000             $13,135.00
December 2001             $15,059.00


JP Morgan Emerging Markets Bond Index Plus++

Date                        Value

December 1993             $10,000.00
December 1994             $ 8,107.00
December 1995             $10,277.00
December 1996             $14,317.00
December 1997             $16,181.00
December 1998             $13,859.00
December 1999             $17,459.00
December 2000             $20,193.00
December 2001             $20,033.00


   * Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

  ** Commencement of operations.

   + ML Emerging Markets Debt Fund, Inc. invests at least 65% of its total assets in a non-diversified portfolio of debt obligations of issuers in emerging market countries.

  ++ This unmanaged Index tracks total returns for traded external debt instruments in the emerging markets. Performance data for the Index in the Class B and Class D Shares' graph is from 12/31/93. Past performance is not indicative of future results.



Average Annual
Total Return


                                     % Return Without % Return With
                                       Sales Charge   Sales Charge**
Class A Shares*

One Year Ended 12/31/01                   +14.92%        +10.32%
Five Years Ended 12/31/01                 - 0.30         - 1.11
Inception (10/21/94) through 12/31/01     + 6.76         + 6.16

 * Maximum sales charge is 4%.
** Assuming maximum sales charge.



                                         % Return        % Return
                                       Without CDSC    With CDSC**
Class B Shares*

One Year Ended 12/31/01                   +13.87%        + 9.87%
Five Years Ended 12/31/01                 - 1.04         - 1.04
Inception (8/27/93) through 12/31/01      + 4.99         + 4.99

 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after four years.
**  Assuming payment of applicable contingent deferred sales charge.



                                         % Return        % Return
                                       Without CDSC    With CDSC**
Class C Shares*

One Year Ended 12/31/01                   +13.81%        +12.81%
Five Years Ended 12/31/01                 - 1.09         - 1.09
Inception (10/21/94) through 12/31/01     + 5.84         + 5.84

 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.

**  Assuming payment of applicable contingent deferred sales charge.



                                     % Return Without % Return With
                                       Sales Charge   Sales Charge**
Class D Shares*

One Year Ended 12/31/01                   +14.65%        +10.07%
Five Years Ended 12/31/01                 - 0.51         - 1.32
Inception (8/27/93) through 12/31/01      + 5.54         + 5.03

 * Maximum sales charge is 4%.
** Assuming maximum sales charge.


                                     4 & 5

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001


PERFORMANCE DATA (concluded)

Recent
Performance
Results*

                                                                   6-Month          12-Month     Since Inception
As of December 31, 2001                                          Total Return     Total Return     Total Return
Merrill Lynch Emerging Markets Debt Fund, Inc. Class A Shares       + 7.08%          +14.92%        +60.10%
Merrill Lynch Emerging Markets Debt Fund, Inc. Class B Shares       + 6.67           +13.87         +50.17
Merrill Lynch Emerging Markets Debt Fund, Inc. Class C Shares       + 6.64           +13.81         +50.43
Merrill Lynch Emerging Markets Debt Fund, Inc. Class D Shares       + 6.95           +14.65         +56.86

* Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's since inception periods are from 10/21/94 for Class A & Class C Shares and from 8/27/93 for Class B & Class D Shares.


SCHEDULE OF INVESTMENTS                                                                                       (in US dollars)

                                                                              Interest     Maturity                Percent of
COUNTRY      Industry       Face Amount                  Bonds                  Rate         Date        Value     Net Assets
Argentina    Industrials   US$  250,000   Perez Companc SA                       8.125%     7/15/2007   $    155,000     0.4%

                                          Total Bonds in Argentina
                                          (Cost--$228,726)                                                   155,000      0.4


Brazil       Energy             450,000   Petroleo Brasileiro SA                10.00      10/17/2006        475,875      1.3

             Media--            800,000   Globo Comunicacoes e
             Communications               Participacoes, Ltd.                   10.50      12/20/2006        560,000      1.5

             Miscellaneous    1,250,000   Espirito Santo-Escelsa                10.00       7/15/2007      1,062,500      2.9
             Materials &
             Commodities

             Sovereign          600,000   Federal Republic of Brazil             9.625      7/15/2005        567,000      1.5
             Government         700,000   Federal Republic of Brazil            14.50      10/15/2009        748,300      2.1
             Obligations        750,000   Federal Republic of Brazil             3.25       4/15/2012        528,750      1.4
                              1,730,000   Federal Republic of Brazil            11.00       8/17/2040      1,332,100      3.7
                                                                                                        ------------    -----
                                                                                                           3,176,150      8.7

             Utilities--        425,000   Eletrobras                            12.00       6/09/2005        429,250      1.2
             Electric

                                          Total Bonds in Brazil
                                          (Cost--$5,591,184)                                               5,703,775     15.6


Colombia     Sovereign          650,000   Republic of Colombia                  10.50       6/13/2006        702,000      1.9
             Government
             Obligations

                                          Total Bonds in Colombia
                                          (Cost--$648,863)                                                   702,000      1.9


Ecuador      Sovereign        2,150,000   Republic of Ecuador                    5.00       8/15/2030      1,028,775      2.8
             Government
             Obligations

                                          Total Bonds in Ecuador
                                          (Cost--$895,356)                                                 1,028,775      2.8


Mexico       Banking--          900,000   Bancomext Trust Division              11.25       5/30/2006      1,042,443      2.9
             International

             Consumer--       1,250,000   Grupo Elektra SA de CV                12.00       4/01/2008      1,250,000      3.4
             Electronics

             Industrials      1,450,000   Petroleos Mexicanos                    9.50       9/15/2027      1,533,375      4.2

             Sovereign          900,000   United Mexican States                  8.125     12/30/2019        876,600      2.4
             Government
             Obligations

             Television         750,000   TV Azteca SA de CV 'B'                10.50       2/15/2007        729,375      2.0

             Transportation   1,300,000   TFM, SA de CV (b)                     12.429      6/15/2009      1,144,000      3.1

                                          Total Bonds in Mexico
                                          (Cost--$6,286,967)                                               6,575,793     18.0


Panama       Sovereign          205,000   Republic of Panama                     8.875      9/30/2027        188,600      0.5
             Government
             Obligations

                                          Total Bonds in Panama
                                          (Cost--$186,975)                                                   188,600      0.5


Philippines  Sovereign          380,000   Republic of the Philippines            9.875      1/15/2019        361,475      1.0
             Government         450,000   Republic of the Philippines           10.625      3/16/2025        441,000      1.2
             Obligations

                                          Total Bonds in the Philippines
                                          (Cost--$702,105)                                                   802,475      2.2


Qatar        Sovereign          550,000   State of Qatar                         9.75       6/15/2030        628,375      1.7
             Government
             Obligations
                                          Total Bonds in Qatar
                                          (Cost--$581,340)                                                   628,375      1.7


Russia       Financial        1,000,000   Mosenergo Finance BV                   8.375     10/09/2002      1,000,000      2.8
             Services--
             Commercial

             Sovereign        1,200,000   Russian Federation Bonds               8.75       7/24/2005      1,182,000      3.3
             Government      10,800,000   Russian Federation Bonds
             Obligations                  (Regulation S)                         5.00       3/31/2030      6,264,000     17.1
                                                                                                        ------------    -----
                                                                                                           7,446,000     20.4

                                          Total Bonds in Russia
                                          (Cost--$6,268,720)                                               8,446,000     23.2


Turkey       Sovereign        2,100,000   Republic of Turkey                    11.875      1/15/2030      2,026,500      5.6
             Government
             Obligations

                                          Total Bonds in Turkey
                                          (Cost--$1,766,039)                                               2,026,500      5.6


Ukraine      Sovereign          802,760   Ukraine Government                    11.00       3/15/2007        764,629      2.1
             Government
             Obligations

                                          Total Bonds in the Ukraine
                                          (Cost--$706,590)                                                   764,629      2.1


Venezuela    Sovereign          125,000   Republic of Venezuela 'W-A'            9.25       9/15/2027         78,750      0.2
             Government
             Obligations

                                          Total Bonds in Venezuela
                                          (Cost--$83,960)                                                     78,750      0.2


                                          Total Investments in Bonds
                                          (Cost--$23,946,825)                                             27,100,672     74.2


                                     6 & 7

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001


SCHEDULE OF INVESTMENTS (concluded)                                                                           (in US dollars)

                                                                              Interest     Maturity                Percent of
COUNTRY      Industry       Face Amount              Brandy Bonds*              Rate         Date        Value     Net Assets
Argentina    Sovereign     US$  475,000   Republic of Argentina 'L'              6.00 %     3/31/2023   $    207,566     0.6%
             Government
             Obligations

                                          Total Brady Bonds in Argentina
                                          (Cost--$294,759)                                                   207,566      0.6


Brazil       Sovereign        3,109,311   Republic of Brazil 'C'                 8.00       4/15/2014      2,394,169      6.6
             Government
             Obligations

                                          Total Brady Bonds in Brazil
                                          (Cost--$2,289,296)                                               2,394,169      6.6


Bulgaria     Sovereign          250,000   Republic of Bulgaria 'A',
             Government                   Front-Loaded Interest Rate
             Obligations                  Reduction Bonds (a)                    4.563      7/28/2012        225,313      0.5
                                750,000   Republic of Bulgaria,
                                          Discount 'A' (a)                       4.563      7/28/2024        665,625      1.9

                                          Total Brady Bonds in Bulgaria
                                          (Cost--$734,613)                                                   890,938      2.4


Mexico       Sovereign          800,000   United Mexican States 'B'              6.25      12/31/2019        746,872      2.1
             Government         200,000   United Mexican States 'W-A'            6.25      12/31/2019        186,718      0.5
             Obligations

                                          Total Brady Bonds in Mexico
                                          (Cost--$894,617)                                                   933,590      2.6


Nigeria      Sovereign          500,000   Central Bank of Nigeria 'WW'           6.25      11/15/2020        338,100      0.9
             Government
             Obligations

                                          Total Brady Bonds in Nigeria
                                          (Cost--$314,900)                                                   338,100      0.9


Panama       Sovereign          640,368   Republic of Panama, Interest
             Government                   Rate Reduction Bonds (a)               4.75       7/17/2014        567,411      1.5
             Obligations

                                          Total Brady Bonds in Panama
                                          (Cost--$500,988)                                                   567,411      1.5


Peru         Sovereign          470,000   Republic of Peru, Front-Loaded
             Government                   Interest Rate Reduction Bonds (a)      4.00       3/07/2017        329,000      0.9
             Obligations        550,000   Republic of Peru, Past Due Interest (a)4.50       3/07/2017        427,410      1.2

                                          Total Brady Bonds in Peru
                                          (Cost--$605,322)                                                   756,410      2.1


Venezuela    Sovereign          600,000   Republic of Venezuela 'A'              6.75       3/31/2020        438,000      1.2
             Government         571,421   Republic of Venezuela, DCB (a)         2.875     12/18/2007        404,217      1.1
             Obligations        523,803   Republic of Venezuela,
                                          Front-Loaded Interest
                                          Rate Reduction Bonds 'A' (a)           3.438      3/31/2007        386,305      1.1

                                          Total Brady Bonds in Venezuela
                                          (Cost--$1,365,092)                                               1,228,522      3.4


                                          Total Investments in Brady Bonds
                                          (Cost--$6,999,587)                                               7,316,706     20.1


                            Shares Held                  Stocks
Mexico       Sovereign        1,423,000   United Mexican States (Value Recovery Rights)(c)                     1,423      0.0
             Government
             Obligations

                                          Total Stocks in Mexico (Cost--$0)                                    1,423      0.0


Nigeria      Sovereign              500   Nigeria Oil (Warrants)(e)                                                0      0.0
             Government
             Obligations

                                          Total Stocks in Nigeria (Cost--$0)                                       0      0.0


Venezuela    Sovereign            3,000   Venezuela Oil Obligation                                                 0      0.0
             Government
             Obligations
                                          Total Stocks in Venezuela (Cost--$0)                                     0      0.0


                                          Total Investments in Stocks (Cost--$0)                               1,423      0.0


                            Face Amount          Short-Term Securities
United       Commercial   US$ 1,560,000   General Motors Acceptance Corp.        1.98       1/02/2002      1,560,000      4.3
States       Paper**

                                          Total Investments in Short-Term
                                          Securities (Cost--$1,560,000)                                    1,560,000      4.3


             Total Investments (Cost--$32,506,412)                                                        35,978,801     98.6
             Other Assets Less Liabilities                                                                   524,805      1.4
                                                                                                        ------------   ------
             Net Assets                                                                                 $ 36,503,606   100.0%
                                                                                                        ============   ======

 * Brady Bonds are securities which have been issued to refinance commercial bank loans and other debt. The risk associated with these instruments is the amount of any uncollateralized principal or interest payments since there is a high default rate of commercial bank loans by countries issuing these securities.
** Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Fund.
(a)  Floating rate note.
(b) Represents a step bond; the interest rate shown reflects the effective yield at the time of purchase by the Fund.
(c)  The rights may be exercised until 12/31/2019.
(d) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.
(e) Warrants entitle the Fund to purchase a predetermined number of shares of common stock and are non-income producing. The purchase price and number of shares are subject to adjustment under certain conditions until the expiration date.

See Notes to Financial Statements.


                                     8 & 9

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001


STATEMENT OF ASSETS AND LIABILITIES


                As of December 31, 2001
Assets:         Investments, at value (identified cost--$32,506,412)                                             $ 35,978,801
                Cash                                                                                                    2,930
                Receivables:
                   Interest                                                                  $    877,724
                   Capital shares sold                                                            104,224
                   Dividends                                                                        1,555             983,503
                                                                                             ------------
                Prepaid registration fees and other assets                                                             48,193
                                                                                                                 ------------
                Total assets                                                                                       37,013,427
                                                                                                                 ------------

Liabilities:    Payables:
                   Dividends to shareholders                                                      246,189
                   Capital shares redeemed                                                        155,982
                   Investment adviser                                                              17,926
                   Distributor                                                                     10,641             430,738
                                                                                             ------------
                Accrued expenses                                                                                       79,083
                                                                                                                 ------------
                Total liabilities                                                                                     509,821
                                                                                                                 ------------

Net Assets:     Net assets                                                                                       $ 36,503,606
                                                                                                                 ============

Net Assets      Class A Common Stock, $.10 par value, 100,000,000 shares authorized                              $    249,837
Consist of:     Class B Common Stock, $.10 par value, 100,000,000 shares authorized                                   223,932
                Class C Common Stock, $.10 par value, 100,000,000 shares authorized                                    20,602
                Class D Common Stock, $.10 par value, 100,000,000 shares authorized                                    77,900
                Paid-in capital in excess of par                                                                   95,846,991
                Undistributed investment income--net                                         $    151,070
                Accumulated realized capital losses on investments--net                      (63,539,115)
                Unrealized appreciation on investments--net                                     3,472,389
                                                                                             ------------
                Total accumulated losses--net                                                                    (59,915,656)
                                                                                                                 ------------
                Net assets                                                                                       $ 36,503,606
                                                                                                                 ============

Net Asset       Class A--Based on net assets of $15,959,720 and 2,498,367 shares outstanding                     $       6.39
Value:                                                                                                           ============
                Class B--Based on net assets of $14,270,355 and 2,239,318 shares outstanding                     $       6.37
                                                                                                                 ============
                Class C--Based on net assets of $1,312,553 and 206,015 shares outstanding                        $       6.37
                                                                                                                 ============
                Class D--Based on net assets of $4,960,978 and 778,995 shares outstanding                        $       6.37
                                                                                                                 ============

See Notes to Financial Statements.


STATEMENT OF OPERATIONS


                For the Year Ended December 31, 2001
Investment      Interest                                                                                         $  4,259,956
Income:         Dividends                                                                                              23,554
                                                                                                                 ------------
                Total income                                                                                        4,283,510
                                                                                                                 ------------

Expenses:       Investment advisory fees                                                     $    230,649
                Professional fees                                                                 118,758
                Account maintenance and distribution fees--Class B                                113,681
                Printing and shareholder reports                                                   81,211
                Accounting services                                                                71,152
                Registration fees                                                                  54,255
                Custodian fees                                                                     35,592
                Directors' fees and expenses                                                       35,101
                Transfer agent fees--Class B                                                       31,614
                Transfer agent fees--Class A                                                       30,703
                Reorganization costs                                                               30,621
                Account maintenance fees--Class D                                                  11,800
                Account maintenance and distribution fees--Class C                                  9,594
                Transfer agent fees--Class D                                                        8,413
                Interest on short sales                                                             4,608
                Pricing fees                                                                        2,972
                Transfer agent fees--Class C                                                        2,436
                Interest on reverse repurchase agreements                                           2,335
                Other                                                                              15,474
                                                                                             ------------
                Total expenses                                                                                        890,969
                                                                                                                 ------------
                Investment income--net                                                                              3,392,541
                                                                                                                 ------------

Realized &      Realized loss on investments--net                                                                 (1,232,181)
Unrealized      Change in unrealized appreciation on investments--net                                               2,986,510
Gain (Loss) on                                                                                                   ------------
Investments--Net:  Net Increase in Net Assets Resulting from Operations                                          $  5,146,870
                                                                                                                 ============

See Notes to Financial Statements.


                                    10 & 11

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001


STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                   For the Year Ended
                                                                                                      December 31,
                Increase (Decrease) in Net Assets:                                               2001                 2000
Operations:     Investment income--net                                                       $  3,392,541        $  2,652,601
                Realized gain (loss) on investments--net                                      (1,232,181)           1,627,955
                Change in unrealized appreciation/depreciation on investments--net              2,986,510         (2,217,735)
                                                                                             ------------        ------------
                Net increase in net assets resulting from operations                            5,146,870           2,062,821
                                                                                             ------------        ------------

Dividends to    Investment income--net:
Shareholders:      Class A                                                                    (1,633,825)           (562,464)
                   Class B                                                                    (1,310,266)         (1,603,520)
                   Class C                                                                      (103,943)            (78,846)
                   Class D                                                                      (436,330)           (407,771)
                In excess of investment income--net:
                   Class A                                                                             --            (57,828)
                   Class B                                                                             --           (164,862)
                   Class C                                                                             --             (8,106)
                   Class D                                                                             --            (41,924)
                                                                                             ------------        ------------
                Net decrease in net assets resulting from dividends to shareholders           (3,484,364)         (2,925,321)
                                                                                             ------------        ------------

Capital Share   Net increase (decrease) in net assets derived from capital share
Transactions:   transactions                                                                  (8,642,926)          12,251,823
                                                                                             ------------        ------------

Net Assets:     Total increase (decrease) in net assets                                       (6,980,420)          11,389,323
                Beginning of year                                                              43,484,026          32,094,703
                                                                                             ------------        ------------
                End of year*                                                                 $ 36,503,606        $ 43,484,026
                                                                                             ============        ============

                *Undistributed investment income--net                                        $    151,070                  --
                                                                                             ============        ============

See Notes to Financial Statements.


FINANCIAL HIGHLIGHTS

The following per share data and ratios                                                      Class A
have been derived from information
provided in the financial statements.
                                                                                 For the Year Ended December 31,
Increase (Decrease) in Net Asset Value:                            2001          2000        1999         1998        1997
Per Share       Net asset value, beginning of year              $    6.11    $    6.26    $    5.54    $    9.60    $   11.36
Operating                                                       ---------    ---------    ---------    ---------    ---------
Performance:    Investment income--net                                .56          .57          .51          .76          .72
                Realized and unrealized gain (loss) on
                investments and foreign currency
                transactions--net                                     .30        (.13)          .72       (4.06)        (.54)
                                                                ---------    ---------    ---------    ---------    ---------
                Total from investment operations                      .86          .44         1.23       (3.30)          .18
                                                                ---------    ---------    ---------    ---------    ---------
                Less dividends and distributions:
                   Investment income--net                           (.58)        (.54)        (.51)        (.71)        (.72)
                   In excess of investment income--net                 --        (.05)           --           --           --
                   Return of capital--net                              --           --           --        (.05)           --
                   Realized gain on investments--net                   --           --           --           --        (.93)
                   In excess of realized gain on
                   investments--net                                    --           --           --           --        (.29)
                                                                ---------    ---------    ---------    ---------    ---------
                Total dividends and distributions                   (.58)        (.59)        (.51)        (.76)       (1.94)
                                                                ---------    ---------    ---------    ---------    ---------
                Net asset value, end of year                    $    6.39    $    6.11    $    6.26    $    5.54    $    9.60
                                                                =========    =========    =========    =========    =========

Total           Based on net asset value per share                 14.92%        7.23%       23.12%     (36.18%)        1.74%
Investment                                                      =========    =========    =========    =========    =========
Return:*

Ratios to       Expenses, excluding interest expense
Average         and reorganization expenses                         1.86%        2.02%        1.85%        1.70%        1.38%
Net Assets:                                                     =========    =========    =========    =========    =========
                Expenses, excluding interest expense                1.93%        2.72%        1.85%        1.70%        1.38%
                                                                =========    =========    =========    =========    =========
                Expenses                                            1.95%        2.72%        1.85%        2.66%        1.48%
                                                                =========    =========    =========    =========    =========
                Investment income--net                              9.18%       10.63%        8.72%        9.59%        6.31%
                                                                =========    =========    =========    =========    =========

Supplemental    Net assets, end of year (in thousands)          $  15,960    $  20,907    $   1,734    $   1,988    $   4,842
Data:                                                           =========    =========    =========    =========    =========
                Portfolio turnover                                136.99%      134.31%      164.23%      618.06%      942.74%
                                                                =========    =========    =========    =========    =========

Leverage:       Amount of reverse repurchase agreements
                outstanding, end of year (in thousands)                --           --           --           --           --
                                                                =========    =========    =========    =========    =========
                Average amount of reverse repurchase
                agreements outstanding during the
                year (in thousands)                             $     331           --           --    $  14,306    $   3,185
                                                                =========    =========    =========    =========    =========
                Average amount of reverse repurchase
                agreements per share during the year            $     .05           --           --    $    1.56    $     .20
                                                                =========    =========    =========    =========    =========

*Total investment returns exclude the effects of sales charges.

See Notes to Financial Statements.


                                    12 & 13

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001


FINANCIAL HIGHLIGHTS (continued)

The following per share data and ratios                                                      Class B
have been derived from information
provided in the financial statements.
                                                                                 For the Year Ended December 31,
Increase (Decrease) in Net Asset Value:                            2001          2000        1999         1998        1997
Per Share       Net asset value, beginning of year              $    6.10    $    6.25    $    5.53    $    9.57    $   11.31
Operating                                                       ---------    ---------    ---------    ---------    ---------
Performance:    Investment income--net                                .52          .48          .46          .70          .63
                Realized and unrealized gain (loss) on
                investments and foreign currency
                transactions--net                                     .29        (.09)          .72       (4.04)        (.52)
                                                                ---------    ---------    ---------    ---------    ---------
                Total from investment operations                      .81          .39         1.18       (3.34)          .11
                                                                ---------    ---------    ---------    ---------    ---------
                Less dividends and distributions:
                   Investment income--net                           (.54)        (.49)        (.46)        (.65)        (.63)
                   In excess of investment income--net                 --        (.05)           --           --           --
                   Return of capital--net                              --           --           --        (.05)           --
                   Realized gain on investments--net                   --           --           --           --        (.93)
                   In excess of realized gain on
                   investments--net                                    --           --           --           --        (.29)
                                                                ---------    ---------    ---------    ---------    ---------
                Total dividends and distributions                   (.54)        (.54)        (.46)        (.70)       (1.85)
                                                                ---------    ---------    ---------    ---------    ---------
                Net asset value, end of year                    $    6.37    $    6.10    $    6.25    $    5.53    $    9.57
                                                                =========    =========    =========    =========    =========

Total           Based on net asset value per share                 13.87%        6.40%       22.20%     (36.60%)        1.12%
Investment                                                      =========    =========    =========    =========    =========
Return:*

Ratios to       Expenses, excluding interest expense
Average         and reorganization expenses                         2.64%        2.76%        2.63%        2.21%        2.16%
Net Assets:                                                     =========    =========    =========    =========    =========
                Expenses, excluding interest expense                2.72%        3.43%        2.63%        2.21%        2.16%
                                                                =========    =========    =========    =========    =========
                Expenses                                            2.73%        3.43%        2.63%        3.47%        2.26%
                                                                =========    =========    =========    =========    =========
                Investment income--net                              8.41%        7.87%        7.86%        8.93%        5.76%
                                                                =========    =========    =========    =========    =========

Supplemental    Net assets, end of year (in thousands)          $  14,270    $  16,816    $  24,193    $  33,374    $  78,733
Data:                                                           =========    =========    =========    =========    =========
                Portfolio turnover                                136.99%      134.31%      164.23%      618.06%      942.74%
                                                                =========    =========    =========    =========    =========

Leverage:       Amount of reverse repurchase agreements
                outstanding, end of year (in thousands)                --           --           --           --           --
                                                                =========    =========    =========    =========    =========
                Average amount of reverse repurchase
                agreements outstanding during the
                year (in thousands)                             $     331           --           --    $  14,306    $   3,185
                                                                =========    =========    =========    =========    =========
                Average amount of reverse repurchase
                agreements per share during the year            $     .05           --           --    $    1.56    $     .20
                                                                =========    =========    =========    =========    =========



The following per share data and ratios                                                      Class C
have been derived from information
provided in the financial statements.
                                                                                 For the Year Ended December 31,
Increase (Decrease) in Net Asset Value:                            2001          2000        1999         1998        1997
Per Share       Net asset value, beginning of year              $    6.10    $    6.24    $    5.53    $    9.57    $   11.31
Operating                                                       ---------    ---------    ---------    ---------    ---------
Performance:    Investment income--net                                .51          .50          .46          .69          .63
                Realized and unrealized gain (loss) on
                investments and foreign currency
                transactions--net                                     .29        (.10)          .71       (4.04)        (.52)
                                                                ---------    ---------    ---------    ---------    ---------
                Total from investment operations                      .80          .40         1.17       (3.35)          .11
                                                                ---------    ---------    ---------    ---------    ---------
                Less dividends and distributions:
                   Investment income--net                           (.53)        (.49)        (.46)        (.64)        (.63)
                   In excess of investment income--net                 --        (.05)           --           --           --
                   Return of capital--net                              --           --           --        (.05)           --
                   Realized gain on investments--net                   --           --           --           --        (.93)
                   In excess of realized gain on
                   investments--net                                    --           --           --           --        (.29)
                                                                ---------    ---------    ---------    ---------    ---------
                Total dividends and distributions                   (.53)        (.54)        (.46)        (.69)       (1.85)
                                                                ---------    ---------    ---------    ---------    ---------
                Net asset value, end of year                    $    6.37    $    6.10    $    6.24    $    5.53    $    9.57
                                                                =========    =========    =========    =========    =========

Total           Based on net asset value per share                 13.81%        6.52%       21.94%     (36.64%)        1.06%
Investment                                                      =========    =========    =========    =========    =========
Return:*

Ratios to       Expenses, excluding interest expense
Average         and reorganization expenses                         2.68%        2.82%        2.68%        2.25%        2.23%
Net Assets:                                                     =========    =========    =========    =========    =========
                Expenses, excluding interest expense                2.77%        3.50%        2.68%        2.25%        2.23%
                                                                =========    =========    =========    =========    =========
                Expenses                                            2.79%        3.50%        2.68%        3.52%        2.33%
                                                                =========    =========    =========    =========    =========
                Investment income--net                              8.39%        7.93%        7.79%        8.85%        5.64%
                                                                =========    =========    =========    =========    =========

Supplemental    Net assets, end of year (in thousands)          $   1,313    $   1,112    $   1,108    $   1,730    $   4,222
Data:                                                           =========    =========    =========    =========    =========
                Portfolio turnover                                136.99%      134.31%      164.23%      618.06%      942.74%
                                                                =========    =========    =========    =========    =========

Leverage:       Amount of reverse repurchase agreements
                outstanding, end of year (in thousands)                --           --           --           --           --
                                                                =========    =========    =========    =========    =========
                Average amount of reverse repurchase
                agreements outstanding during the
                year (in thousands)                             $     331           --           --    $  14,306    $   3,185
                                                                =========    =========    =========    =========    =========
                Average amount of reverse repurchase
                agreements per share during the year            $     .05           --           --    $    1.56    $     .20
                                                                =========    =========    =========    =========    =========

*Total investment returns exclude the effects of sales charges.

See Notes to Financial Statements.


                                    14 & 15

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001


FINANCIAL HIGHLIGHTS (concluded)

The following per share data and ratios                                                      Class D
have been derived from information
provided in the financial statements.
                                                                                 For the Year Ended December 31,
Increase (Decrease) in Net Asset Value:                            2001          2000        1999         1998        1997
Per Share       Net asset value, beginning of year              $    6.09    $    6.24    $    5.52    $    9.57    $   11.31
Operating                                                       ---------    ---------    ---------    ---------    ---------
Performance:    Investment income--net                                .55          .53          .49          .74          .69
                Realized and unrealized gain (loss) on
                investments and foreign currency
                transactions--net                                     .30        (.10)          .72       (4.05)        (.52)
                                                                ---------    ---------    ---------    ---------    ---------
                Total from investment operations                      .85          .43         1.21       (3.31)          .17
                                                                ---------    ---------    ---------    ---------    ---------
                Less dividends and distributions:
                   Investment income--net                           (.57)        (.52)        (.49)        (.69)        (.69)
                   In excess of investment income--net                 --        (.06)           --           --           --
                   Return of capital--net                              --           --           --        (.05)           --
                   Realized gain on investments--net                   --           --           --           --        (.93)
                   In excess of realized gain on
                   investments--net                                    --           --           --           --        (.29)
                                                                ---------    ---------    ---------    ---------    ---------
                Total dividends and distributions                   (.57)        (.58)        (.49)        (.74)       (1.91)
                                                                ---------    ---------    ---------    ---------    ---------
                Net asset value, end of year                    $    6.37    $    6.09    $    6.24    $    5.52    $    9.57
                                                                =========    =========    =========    =========    =========

Total           Based on net asset value per share                 14.65%        6.96%       22.87%     (36.37%)        1.65%
Investment                                                      =========    =========    =========    =========    =========
Return:*

Ratios to       Expenses, excluding interest expense
Average         and reorganization expenses                         2.11%        2.24%        2.09%        1.84%        1.63%
Net Assets:                                                     =========    =========    =========    =========    =========
                Expenses, excluding interest expense                2.19%        2.91%        2.09%        1.84%        1.63%
                                                                =========    =========    =========    =========    =========
                Expenses                                            2.21%        2.91%        2.09%        2.88%        1.73%
                                                                =========    =========    =========    =========    =========
                Investment income--net                              8.97%        8.50%        8.43%        9.51%        6.30%
                                                                =========    =========    =========    =========    =========

Supplemental    Net assets, end of year (in thousands)          $   4,961    $   4,649    $   5,060    $   6,316    $  12,066
Data:                                                           =========    =========    =========    =========    =========
                Portfolio turnover                                136.99%      134.31%      164.23%      618.06%      942.74%
                                                                =========    =========    =========    =========    =========

Leverage:       Amount of reverse repurchase agreements
                outstanding, end of year (in thousands)                --           --           --           --           --
                                                                =========    =========    =========    =========    =========
                Average amount of reverse repurchase
                agreements outstanding during the
                year (in thousands)                             $     331           --           --    $  14,306    $   3,185
                                                                =========    =========    =========    =========    =========
                Average amount of reverse repurchase
                agreements per share during the year            $     .05           --           --    $    1.56    $     .20
                                                                =========    =========    =========    =========    =========

*Total investment returns exclude the effects of sales charges.

See Notes to Financial Statements.



NOTES TO FINANCIAL STATEMENTS


1. Significant Accounting Policies:
Merrill Lynch Emerging Markets Debt, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a non-diversified, open- end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select Pricing (SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of securities--Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market value quotations are not available are valued at their fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

o Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Fund's records. However, the effect on operations is recorded from the date the Fund enters into such contracts.

o Options--The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts as a hedge against adverse changes in interest rates. A futures contract is an agreement between two parties to buy and sell a security for a set price on a future date. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected.


                                    16 & 17

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001

Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis. As required, effective January 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing all premiums and discounts on debt securities. The cumulative effect of this accounting change had no impact on total net assets of the Fund, but resulted in a $119,981 increase in cost of securities (which in return results in a corresponding $119,981 decrease in net unrealized appreciation and a corresponding $119,981 increase in undistributed net investment income), based on securities held by the Fund as of December 31, 2000.

The effect of this change for the year ended December 31, 2001 was to increase net investment income by $53,177, decrease net unrealized appreciation by $193,733 and decrease net realized capital losses by $20,575. The statement of changes in net assets and financial highlights for prior periods have not been restated to reflect this change in presentation.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates. Distributions in excess of net investment income are due primarily to differing tax treatments for post-October losses.

(h) Short sales--When the Fund engages in a short sale, an amount equal to the proceeds received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the market value of the short sale. The Fund maintains a segregated account of securities as collateral for the short sales. The Fund is exposed to market risk based on the amount, if any, that the market value of the stock exceeds the market value of the securities in the segregated account.

(i) Reclassification--Accounting principles generally accepted in the United States of America require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, the current year's permanent book/tax differences of $30,620 have been reclassified between paid-in capital in excess of par and undistributed net investment income and $92,292 has been reclassified between accumulated net realized capital losses and undistributed net investment income. These reclassifications have no effect on net assets or net asset values per share.


2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLIM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operation of the Fund. For such services, the Fund pays a monthly fee of ..60%, on an annual basis, of the average daily value of the Fund's net assets plus the principal amount of borrowings incurred by the Fund for leverage purposes.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:


                            Account         Distribution
                        Maintenance Fee         Fee

Class B                      .25%               .50%
Class C                      .25%               .55%
Class D                      .25%                 --


Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended December 31, 2001, FAMD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:


                             FAMD            MLPF&S

Class A                     $1,459            $204
Class D                     $  119            $824


For the year ended December 31, 2001, MLPF&S received contingent deferred sales charges of $13,950 relating to transactions in Class B Shares.

For the year ended December 31, 2001, the Fund paid Merrill Lynch Security Pricing Service, an affiliate of MLPF&S, $84 for security price quotations to compute the net asset value of the Fund.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Prior to January 1, 2001, MLIM provided accounting services to the Fund at its cost and the Fund reimbursed MLIM for these services. MLIM continues to provide certain accounting services to the Fund. The Fund reimburses MLIM at its cost for such services. For the year ended December 31, 2001, the Fund reimbursed MLIM an aggregate of $6,449 for the above-described services. The Fund entered into an agreement with State Street Bank and Trust Company ("State Street"), effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Fund. The Fund pays a fee for these services.

Certain officers and/or directors of the Fund are officers and/or directors of MLIM, PSI, FAMD, FDS, and/or ML & Co.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended December 31, 2001 were $50,754,814 and $61,569,843, respectively.

Net realized gains (losses) for the year ended December 31, 2001 and net unrealized gains as of December 31, 2001 were as follows:


                                       Realized         Unrealized
                                    Gains (Losses)        Gains

Long-term investments              $   (899,303)     $    3,472,389
Short-term investments                        72                 --
Short sales investments                (332,950)                 --
                                  --------------     --------------
Total                             $  (1,232,181)     $    3,472,389
                                  ==============     --------------


As of December 31, 2001, net unrealized appreciation for Federal income tax purposes aggregated $3,276,855, of which $3,779,277 related to appreciated securities and $502,422 related to depreciated securities. At December 31, 2001, the aggregate cost of investments for Federal income tax purposes was $32,701,946.


4. Capital Share Transactions:
Net increase (decrease) in net assets derived from capital share transactions was $(8,642,926) and $12,251,823 for the years ended December 31, 2001 and December 31, 2000, respectively.

Transactions in shares of capital were as follows:


Class A Shares for the Year                               Dollar
Ended December 31, 2001                   Shares          Amount

Shares sold                              480,128     $    2,938,785
Shares issued to shareholders
in reinvestment of dividends             127,998            791,407
                                  --------------     --------------
Total issued                             608,126          3,730,192
Shares redeemed                      (1,530,056)        (9,427,772)
                                  --------------     --------------
Net decrease                           (921,930)     $  (5,697,580)
                                  ==============     ==============



Class A Shares for the Year                               Dollar
Ended December 31, 2000                   Shares          Amount

Shares sold                              167,534     $    1,039,561
Shares issued resulting from
reorganization                         6,373,450         38,854,022
Shares issued to shareholders
in reinvestment of dividends              52,944            323,475
                                  --------------     --------------
Total issued                           6,593,928         40,217,058
Shares redeemed                      (3,450,627)       (20,797,770)
                                  --------------     --------------
Net increase                           3,143,301     $   19,419,288
                                  ==============     ==============


                                    18 & 19

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001


NOTES TO FINANCIAL STATEMENTS (concluded)


Class B Shares for the Year                               Dollar
Ended December 31, 2001                   Shares          Amount

Shares sold                              225,155     $    1,372,678
Shares issued to shareholders
in reinvestment of dividends              84,976            523,601
                                  --------------     --------------
Total issued                             310,131          1,896,279
Automatic conversion of shares          (94,387)          (579,613)
Shares redeemed                        (734,057)        (4,508,082)
                                  --------------     --------------
Net decrease                           (518,313)     $  (3,191,416)
                                  ==============     ==============



Class B Shares for the Year                               Dollar
Ended December 31, 2000                   Shares          Amount

Shares sold                              195,682     $    1,222,570
Shares issued to shareholders
in reinvestment of dividends             121,053            749,716
                                  --------------     --------------
Total issued                             316,735          1,972,286
Automatic conversion of shares          (53,108)          (336,255)
Shares redeemed                      (1,379,871)        (8,544,102)
                                  --------------     --------------
Net decrease                         (1,116,244)     $  (6,908,071)
                                  ==============     ==============



Class C Shares for the Year                               Dollar
Ended December 31, 2001                   Shares          Amount

Shares sold                               43,131     $      271,906
Shares issued to shareholders
in reinvestment of dividends               7,753             47,719
                                  --------------     --------------
Total issued                              50,884            319,625
Shares redeemed                         (27,270)          (168,243)
                                  --------------     --------------
Net increase                              23,614     $      151,382
                                  ==============     ==============



Class C Shares for the Year                               Dollar
Ended December 31, 2000                   Shares          Amount

Shares sold                               81,642     $      507,156
Shares issued to shareholders
in reinvestment of dividends               4,721             29,174
                                  --------------     --------------
Total issued                              86,363            536,330
Shares redeemed                         (81,331)          (507,133)
                                  --------------     --------------
Net increase                               5,032     $       29,197
                                  ==============     ==============



Class D Shares for the Year                               Dollar
Ended December 31, 2001                   Shares          Amount

Shares sold                                4,960     $       30,694
Automatic conversion of shares            94,436            579,613
Shares issued to shareholders
in reinvestment of dividends              25,420            156,440
                                  --------------     --------------
Total issued                             124,816            766,747
Shares redeemed                        (108,658)          (672,059)
                                  --------------     --------------
Net increase                              16,158     $       94,688
                                  ==============     ==============



Class D Shares for the Year                               Dollar
Ended December 31, 2000                   Shares          Amount

Shares sold                               19,559     $      121,847
Automatic conversion of shares            53,108            336,255
Shares issued to shareholders
in reinvestment of dividends              25,663            158,691
                                  --------------     --------------
Total issued                              98,330            616,793
Shares redeemed                        (146,192)          (905,384)
                                  --------------     --------------
Net decrease                            (47,862)     $    (288,591)
                                  ==============     ==============



5. Short-Term Borrowings:
The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 30, 2001, the credit agreement was renewed for one year under the same terms. The Fund did not borrow under the credit agreement during the year ended December 31, 2001.


6. Reverse Repurchase Agreements:
Under a reverse repurchase agreement, the Fund sells securities and agrees to repurchase them at a mutually agreed upon date and price. For the year ended December 31, 2001, the average amount outstanding was approximately $331,000 and the daily weighted average interest rate was .71%.


7. Distribution to Shareholders:
The tax character of distributions paid during the fiscal years ended December 31, 2001 and December 31, 2000 was as follows:


                                      12/31/2001       12/31/2000
Distributions paid from:
   Ordinary income                $    3,484,364     $    2,925,321
                                  --------------     --------------
Total taxable distributions       $    3,484,364     $    2,925,321
                                  ==============     ==============



As of December 31, 2001, the components of accumulated losses on a tax basis were as follows:


Undistributed ordinary income--net                   $      199,019
Undistributed long-term capital gains--net                       --
                                                     --------------
Total undistributed earnings--net                           199,019
Capital loss carryforward                             (63,128,325)*
Unrealized gains--net                                   3,013,650**
                                                     --------------
Total accumulated losses--net                        $ (59,915,656)
                                                     ==============


 * On December 31, 2001, the Fund had a net capital loss carryforward of approximately $63,128,325, of which $25,501,831 expires in 2005, $34,585,984 expires in 2006, $1,384,019 expires in 2007 and $1,656,491 expires in 2009. This amount will be available to offset like amounts of any future taxable gains.
** The difference between book-basis and tax-basis net unrealized gains is attributable primarily to the tax deferral of losses on wash sales, the difference between book and tax amortization methods for premiums and discounts on fixed-income securities and the deferral of post-October capital losses for tax purposes.



INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders, Merrill Lynch Emerging Markets Debt Fund, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Emerging Markets Debt Fund, Inc. as of December 31, 2001, the related statements of operations for the year then ended, changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years presented. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2001 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Emerging Markets Debt Fund, Inc. as of December 31, 2001, the results of its operations, the changes in its net assets and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.



Deloitte & Touche LLP
New York, New York
February 14, 2002


                                    20 & 21

Merrill Lynch Emerging Markets Debt Fund, Inc., December 31, 2001


OFFICERS AND DIRECTORS

                                                                                                    Number of
                                                                                                  Portfolios in      Other
                                                                                                       Fund        Director-
                        Position(s)     Length                                                       Complex         ships
                            Held       of Time                                                     Overseen by      Held by
Name, Address & Age      with Fund      Served    Principal Occupation(s) During Past 5 Years        Director       Director
Interested Director

Terry K. Glenn*
800 Scudders Mill Road    President    1999 to    Chairman, Americas Region since 2001, and              196       None
Plainsboro, NJ 08536      and          present    Executive Vice President since 1983 of Fund
Age: 61                   Director                Asset Management ("FAM") and Merrill Lynch
                                                  Investment Managers, L.P. ("MLIM"); President
                                                  of Merrill Lynch Mutual Funds since 1999;
                                                  President of FAM Distributors, Inc. ("FAMD")
                                                  since 1986 and Director thereof since 1991;
                                                  Executive Vice President and Director of
                                                  Princeton Services, Inc. ("Princeton Services")
                                                  since 1993; President of Princeton Administrators,
                                                  L.P. since 1988; Director of Financial Data
                                                  Services, Inc., since 1985.


*Mr. Glenn is a director, trustee or member of an advisory board of certain other investment companies for which FAM or MLIM acts as investment adviser. Mr. Glenn is an "interested person," as described in the Investment Company Act, of each Fund based on his positions as Chairman (Americas Region) and Executive Vice President of FAM and MLIM; President of FAMD; Executive Vice President of
Princeton Services; and President of Princeton Administrators, L.P.
The Director's term is unlimited.


                                                                                                    Number of
                                                                                                  Portfolios in      Other
                                                                                                       Fund        Director-
                        Position(s)     Length                                                       Complex         ships
                            Held       of Time                                                     Overseen by      Held by
Name, Address & Age      with Fund     Served*    Principal Occupation(s) During Past 5 Years        Director       Director
Independent Directors

Ronald W. Forbes          Director     1977 to    Professor Emeritus of Finance, School of               57       None
1400 Washington Avenue                 present    Business, State University of New York at
Albany, NY 12222                                  Albany since 2000; and Professor thereof
Age: 61                                           from 1989 to 2000.


Cynthia A. Montgomery     Director     1995 to    Professor, Harvard Business School since 1989.         57       Unum-
Harvard Business School                present                                                                    Provident
Soldiers Field Road                                                                                               Corpora-
Boston, MA 02163                                                                                                  tion;
Age: 49                                                                                                           Newell
                                                                                                                  Rubber-
                                                                                                                  maid Inc.


Charles C. Reilly         Director     1990 to    Self-employed financial consultant since 1990.         57       None
9 Hampton Harbor Road                  present
Hampton Bays, NY 11946
Age: 70


Kevin A. Ryan             Director     1992 to    Founder and currently Director Emeritus of The         57       Charter
127 Commonwealth Avenue                present    Boston University Center for the Advancement of                 Education
Chestnut Hill, MA 02467                           Ethics and Character and Director thereof from                  Partner-
Age: 69                                           1989 to 1999; Professor from 1982 to 1999 at                    ship;
                                                  Boston University.                                              Council
                                                                                                                  for
                                                                                                                  Ethical
                                                                                                                  and
                                                                                                                  Spiritual
                                                                                                                  Education


Roscoe S. Suddarth        Director     2000 to    Former President, Middle East Institute from           57       None
7403 MacKenzie Court                   present    1995 to 2001.
Bethesda, MD 20817
Age: 66


Richard R. West           Director     1978 to    Professor of Finance since 1984, and currently         70       Bowne &
Box 604                                present    Dean Emeritus of New York University Leonard N.                 Co., Inc.;
Genoa, NV 89411                                   Stern School of Business Administration.                        Vornado
Age: 63                                                                                                           Realty
                                                                                                                  Trust;
                                                                                                                  Alexander's
                                                                                                                  Inc.



Edward D. Zinbarg         Director     1994 to    Self-employed financial consultant since 1994.         57       None
5 Hardwell Road                        present
Short Hills, NJ 07078-2117
Age: 67


*The Director's term is unlimited.



                        Position(s)     Length
                            Held       of Time
Name, Address & Age      with Fund      Served      Principal Occupation(s) During Past 5 Years
Fund Directors

Donald C. Burke           Vice         Vice         First Vice President of FAM and MLIM since 1997 and the Treasurer
P.O. Box 9011             President    President    thereof since 1999; Senior Vice President and Treasurer of
Princeton, NJ 08543-9011  and          since        Princeton Services since 1999; Vice President of FAMD since 1999;
Age: 41                   Treasurer    1993         Vice President of FAM and MLIM from 1990 to 1997; Director of Taxation
                                       and          of MLIM since 1990.
                                       Treasurer
                                       since 1999


Romualdo Roldan           Vice         1999 to      Vice President of the Investment Adviser since 1998;
P.O. Box 9011             President    present      Senior Vice President of Santander Investment Securities
Princeton, NJ 08543-9011  and                       from 1995 to 1998.
Age: 53                   Portfolio
                          Manager


Phillip S. Gillespie      Secretary    2000 to      First Vice President of MLIM since 2001; Director of MLIM
P.O. Box 9011                          present      from 1999 to 2000; Vice President of MLIM in 1999; Attorney
Princeton, NJ 08543-9011                            associated with the Manager and FAM from 1998 to 1999;
Age: 37                                             Assistant General Counsel LGT Asset Management, Inc. from
                                                    1997 to 1998; Senior Counsel and Attorney in the Division of
                                                    Investment Management and the Office of General Counsel at
                                                    the US Securities and Exchange Commission from 1993 to 1997.


Further information about the Fund's Directors is available in the Fund's Statement of Additional Information, which can be obtained without charge by calling 1-800-MER-FUND.



Custodian
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109


Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863